EXHIBIT 99.1

PRESS RELEASE

Prothena Announces Achievement of $40 Million Clinical Milestone Payment from Novo Nordisk for PRX004/NNC6019 Under Investigation for the Treatment of ATTR Cardiomyopathy

•Prothena is eligible to receive development and sales milestone payments from Novo Nordisk totaling up to $1.2 billion, including $100 million announced to date
•PRX004/NNC6019 continues to advance in a Phase 2 study in patients with ATTR cardiomyopathy being conducted by Novo Nordisk

DUBLIN, Ireland, November 21, 2022 – Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today announced that the Company has earned a $40 million milestone payment from Novo Nordisk related to the continued advancement of NNC6019 (formerly PRX004) in a Phase 2 clinical study for the treatment of ATTR cardiomyopathy. There remains a high unmet medical need in moderate to advanced ATTR amyloidosis patients at high risk for early mortality due to amyloid deposition in vital organs.

Under the terms of the agreement, Prothena is eligible to receive up to $1.2 billion dollars upon achievement of several clinical development and sales milestones, including the $100 million earned to date. Novo Nordisk gained full worldwide rights to the intellectual property and related rights of the ATTR amyloidosis business and pipeline it acquired from Prothena in July 2021.

About NNC6019 (formerly PRX004)

NNC6019 (formerly PRX004) is an investigational antibody designed to deplete amyloid associated with disease pathology in hereditary and wild type ATTR amyloidosis, without affecting the native, normal tetrameric form of the protein. NNC6019’s proposed mechanism of action is to deplete both the deposited amyloid to improve organ function and circulating non-native TTR to prevent further organ deposition. In preclinical studies, PRX004 demonstrated ability to inhibit amyloid fibril formation, bind soluble aggregate forms of non-native TTR and promote clearance of insoluble amyloid fibrils through antibody-mediated phagocytosis. This differentiated depleter mechanism of action could be developed as a monotherapy approach to ATTR amyloidosis and might also complement existing therapeutic approaches which either stabilize or reduce production of the native TTR tetramer.

About Phase 2 Clinical Study for NNC6019 (formerly PRX004)

Prior to Novo Nordisk’s acquisition in 2021 of Prothena’s ATTR amyloidosis program, Prothena completed a Phase 1 study with PRX004 in patients with hereditary forms of ATTR, in which PRX004 was found to be safe and well tolerated. In August 2022, Novo Nordisk initiated a Phase 2 trial with

NNC6019. The 52-week trial is investigating safety and efficacy of NNC6019 in 99 people with transthyretin amyloid cardiomyopathy.

For more information on the Phase 2 study, please visit clinicaltrials.gov and search NCT05442047.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the treatment potential, design, proposed mechanism of action, and potential administration of NNC6019 (formerly PRX004); potential indication and attributes of NNC6019; and amounts we might receive under our partnership and collaboration with Novo Nordisk. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 3, 2022, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Investor and Media Contact:

Investors
Jennifer Zibuda, Director, Investor Relations & Communications
650-837-8535, jennifer.zibuda@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com